PLATO LEARNING REPORTS THIRD QUARTER 2009 RESULTS

Third Quarter Year-Over-Year Highlights

•	Net Income of $184,000, or $0.01 per Share vs. Net Loss of $2.1 million, or ($0.09) per Share, in Q3’08
•	Subscription Orders Grow 33% to $23.5 million; PLE™ Orders Up 49%
•	Subscription Revenues Increase 17%
•	Subscription Gross Margins Improve to 62% from 50%
•	Cash Balance Increases $3.9 million during the Quarter to $14.2 million

MINNEAPOLIS, MN – September 1, 2009 – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult e-learning solutions, today announced unaudited results for its fiscal 2009 third quarter ended July 31, 2009.

Total revenue for the third quarter was $16.7 million, compared to $18.6 million in the third quarter of 2008.  Subscription revenue increased $1.6 million, or 17%, to $10.8 million on the Company’s growing base of subscription customers, while revenues from legacy perpetual products and related software maintenance declined $2.9 million, or 46%, to $3.5 million, as sales of these non-strategic products and services continue their natural decline.   Continued improvements in gross margins and operating efficiencies resulted in the Company reporting its third consecutive quarter of profitability.  Net income for the third quarter was $184,000, or $0.01 per share, compared to a net loss of ($2.1) million, or ($0.09) per share, a year ago.  The third quarter 2008 net loss includes restructuring charges of $0.8 million, or $0.04 per share.  Subscription orders grew 33% to $23.5 million compared to $17.7 million in the prior year quarter.  Total orders for the quarter grew 13% to $31.2 million.

Vin Riera, PLATO Learning President and CEO said, “Our fiscal third quarter occurs during the primary buying season in the education market, and we are pleased to report strong financial results for this important period in our business.  Compared to our third quarter last year, subscription orders and revenues grew at double-digit rates, gross margins improved, operating expenses declined, cash balances grew, and we achieved our third consecutive quarter of profitability.”

Mr. Riera continued, “During the quarter, we added 176 school districts and community colleges as first-time subscribers to PLE™. Although the budget environment remains difficult for our customers, we continued to experience strong new and recurring demand in the quarter for instructional solutions delivered on PLE™.  Compared to the third quarter of 2008, total PLE™ orders grew nearly 50% to $21.3 million.  Nearly two-thirds of PLE orders in the quarter came from new customers or expansions of existing customer installations, with the remainder coming from our increasing base of renewing customers.  Our renewal rate in the third quarter was approximately 90%, and our dollar weighted average subscription term increased to 18.5 months, from 13.9 months in the third quarter of 2008.  We view both these measures as strong indicators of the effectiveness and long-term value of our solutions to our customers”.

Subscription margins in the third quarter improved 12 percentage points to 62%, resulting in an improvement in total gross margins for the quarter to 57%, compared to 50% in the same quarter last year. The improvement in subscription margins reflects 17% growth in subscription revenues, and a decline in subscription product amortization.  Operating expenses in the third quarter decreased 10% to $9.4 million, compared to non-GAAP operating expenses before restructuring charges of $10.4 million in the same quarter last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure), were $3.4 million in the third quarter of 2009, compared to adjusted EBITDA of $3.1 million in the third quarter of 2008.

Cash and cash equivalents at July 31, 2009 totaled $14.2 million, an increase of $3.9 million from the end of the second quarter 2009, and a $2.3 million increase from the end of the third quarter 2008, reflecting the growth in orders and lower spending in the quarter. The third quarter 2009 represented the Company’s first reported year-over-year increase in cash balances since the fourth quarter of fiscal 2005.

Outlook

In light of the Company’s strong third quarter performance, it now expects fiscal year 2009 subscription order growth to be in the range of 25% to 30%, versus growth in the mid-teens as previously expected.  Cash balances are expected to increase from $14.2 million at the end of the third quarter, to between $25 million and $27 million at fiscal year end, up from previous expectations of approximately $20 million.  The Company’s expectations for fiscal 2009 subscription revenue remain unchanged at low double-digit growth given the nature of subscription revenue recognition, the timing of orders, and the effect of longer subscription contracts on near-term revenue.  Profitability for fiscal 2009 remains the Company’s goal; however, specific earnings guidance is not being provided.

Conference Call

A conference call to discuss this announcement is scheduled for today, September 1, 2009, at 9:00 am CT (10:00 am ET).  The dial-in number for this call is 877-941-2068 in the U.S. and Canada, and 480-629-9712 internationally.  Attendees should call 10 minutes prior to the start of the call and inform the operator they are participating in PLATO Learning’s call.  A recording of the call will be available from 11:00 am CT (12:00 pm ET) on September 1, 2009, until midnight September 8, 2009.  To access the recording, call 800-406-7325 in the U.S. and Canada and 303-590-3030 internationally.  At the prompt, enter pass code number 4145401#. Additionally, the webcast will be available for replay on the investor relations section of PLATO Learning’s web site at www.plato.com/Investor-Relations/Conference-Calls.aspx.

About PLATO Learning

PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. Learn more about PLATO Learning by visiting www.plato.com.

The announcement includes the use of non-GAAP financial measures that are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have been used in this announcement because the Company believes they are useful to investors by providing greater transparency to supplemental information used in the Company’s internal financial and operational analysis. Investors are encouraged to review the reconciliations attached to this announcement of the non-GAAP financial measures used in this announcement to their most directly comparable GAAP financial measures.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company's most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Actual results may differ materially from anticipated results.

PLATO®, Straight Curve® and Academic Systems® are registered trademarks of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc.

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
REVENUES
Subscriptions	$10,774	$9,247	$30,368	$25,691
License fees	1,328	3,353	3,338	7,113
Services	4,637	6,038	14,577	18,214
Total revenues	16,739	18,638	48,283	51,018

COST OF REVENUES
Subscriptions	4,095	4,593	12,165	14,058
License fees	611	1,540	1,467	4,060
Services	2,418	3,172	7,182	9,082
Total cost of revenues	7,124	9,305	20,814	27,200

GROSS PROFIT	9,615	9,333	27,469	23,818

OPERATING EXPENSES
Sales and marketing	5,969	6,657	17,460	21,182
General and administrative	2,209	2,258	6,504	7,909
Software maintenance and development	976	1,128	2,251	3,306
Amortization of intangibles	214	388	640	1,163
Restructuring	-	800	-	2,435
Total operating expenses	9,368	11,231	26,855	35,995

OPERATING INCOME (LOSS)	247	(1,898)	614	(12,177)

Other (expense) income, net	(63)	(11)	(48)	188

INCOME (LOSS) BEFORE INCOME TAXES	184	(1,909)	566	(11,989)

Income tax expense	-	152	-	456

NET INCOME (LOSS)	$184	$(2,061)	$566	$(12,445)

INCOME (LOSS) PER SHARE
Basic	$0.01	$(0.09)	$0.02	$(0.52)
Diluted	$0.01	$(0.09)	$0.02	$(0.52)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING
Basic	24,106	23,881	24,052	23,825
Diluted	24,757	23,881	24,383	23,825

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	July 31,	October 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$14,185	$20,018
Accounts receivable, net	17,751	6,834
Other current assets	6,053	7,408
Total current assets	37,989	34,260

Equipment and leasehold improvements, net	2,698	3,589
Software development costs, net	20,760	24,086
Identified intangible assets, net	2,719	3,723
Other long-term assets	3,203	3,309
Total assets	$67,369	$68,967

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,305	$3,085
Accrued compensation	3,383	3,996
Other accrued liabilities	2,371	6,909
Deferred revenue	34,711	36,005
Total current liabilities	41,770	49,995

Long-term deferred revenue	13,859	8,916
Total liabilities	55,629	58,911

Stockholders' equity:
Common stock	242	240
Additional paid-in capital	172,275	171,143
Treasury stock at cost	(319)	(315)
Accumulated deficit	(159,224)	(159,790)
Accumulated other comprehensive loss	(1,234)	(1,222)
Total stockholders' equity	11,740	10,056
Total liabilities and stockholders' equity	$67,369	$68,967

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended
	July 31,
	2009	2008
OPERATING ACTIVITIES:
Net income (loss)	$566	$(12,445)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred income taxes	-	456
Depreciation and amortization	9,215	12,868
Stock-based compensation	1,023	559
Other adjustments	(166)	105
Changes in operating assets and liabilities:
Accounts receivable	(10,727)	(841)
Other current and long-term assets	1,330	(238)
Accounts payable	(1,780)	(1,967)
Other current and long-term liabilities	(5,144)	(686)
Deferred revenue	3,649	(1,275)
Total adjustments	(2,600)	8,981
Net cash used in operating activities	(2,034)	(3,464)

INVESTING ACTIVITIES:
Capitalized software development costs	(3,362)	(8,741)
Purchases of equipment and leasehold improvements	(525)	(318)
Net cash used in investing activities	(3,887)	(9,059)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock, net of repurchases	107	60
Repayments of capital lease obligations	(7)	(22)
Net cash provided by financing activities	100	38

EFFECT OF CURRENCY EXCHANGE RATE CHANGES
ON CASH AND CASH EQUIVALENTS	(12)	26

Net decrease in cash and cash equivalents	(5,833)	(12,459)

Cash and cash equivalents at beginning of period	20,018	24,297

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,185	$11,838

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Order Value ($000)
	Three Months Ended July 31,			Nine Months Ended July 31,
	2009	2008	% Change	2009	2008	% Change

Subscriptions	$23,522	$17,709	33%	$41,438	$30,586	35%

License fees	1,057	2,457	(57%)	2,995	6,384	(53%)

Services :
Professional services	3,861	3,153	22%	7,003	5,470	28%
Software maintenance	2,071	3,594	(42%)	4,329	6,643	(35%)
Other	720	761	(5%)	2,238	2,288	(2%)
Total Services	6,652	7,508	(11%)	13,570	14,401	(6%)

	$31,231	$27,674	13%	$58,003	$51,371	13%

Reconciliation of Deferred Revenue to Non-GAAP Deferred Revenue Backlog ($000)

	As of July 31,
	2009	2008	% Change

Total Deferred Revenue	$48,570	$43,324	12%

Add: Unbilled amounts due under
non-cancelable subscription agreements	14,170	7,324	93%

Deferred Revenue Backlog	$62,740	$50,648	24%

Components of Deferred Revenue Backlog:
Subscriptions	$51,771	$38,413	35%

License fees	99	349	(72%)

Services	10,870	11,886	(9%)

Deferred Revenue Backlog	$62,740	$50,648	24%

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Revenue Details ($000)	Three Months Ended July 31,			Nine Months Ended July 31,
	2009	2008	% Change	2009	2008	% Change

Subscriptions	$10,774	$9,247	17%	$30,368	$25,691	18%

License fees	1,328	3,353	(60%)	3,338	7,113	(53%)

Services:
Professional services	1,787	2,259	(21%)	5,536	6,579	(16%)
Software maintenance	2,142	3,032	(29%)	6,838	9,393	(27%)
Other	708	747	(5%)	2,203	2,242	(2%)
Total services	4,637	6,038	(23%)	14,577	18,214	(20%)

	$16,739	$18,638	(10%)	$48,283	$51,018	(5%)

Reconciliation of 2008 GAAP Net Loss and Loss Per Share to Non-GAAP Net Loss
and Loss Per Share Before Restructuring Charges
($000s, except per share amounts)
	Three Months Ended July 31,	Nine Months Ended July 31,
	2008	2008
Net loss, as reported	$(2,061)	$(12,445)
Restructuring charges	800	2,435
Net loss before restructuring charges	$(1,261)	$(10,010)

Loss per share (basic):
Loss per share, as reported	$(0.09)	$(0.52)
Restructuring charges	0.04	0.10
Loss per share before restructuring charges	$(0.05)	$(0.42)

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Reconciliation of 2008 GAAP Operating Expenses to Non-GAAP Operating Expenses
Before Restructuring Charges ($000s)

	Three Months	Nine Months
	Ended July 31,	Ended July 31,
	2008	2008
Total operating expenses	$11,231	$35,995
Restructuring charges	800	2,435
Operating expenses before
restructuring charges	$10,431	$33,560

Reconciliation of GAAP Net Income To 2009 Non-GAAP Earnings before
Interest, Taxes, Depreciation and Amortization ("EBITDA") and 2008 Non-GAAP
Adjusted EBITDA ($000)
	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Net income (loss)	$184	$(2,061)	$566	$(12,445)
Income taxes	-	152	-	456
Interest, net	59	12	27	(190)
Depreciation and amortization	3,150	4,154	9,086	12,750
EBITDA	$3,393	2,257	$9,679	571
Restructure charges		800		2,435
Adjusted EBITDA		$3,057		$3,006

Company Contacts:

Rob Rueckl
Chief Financial Officer
PLATO Learning, Inc.
952.832.1000

Todd Kehrli or Charles Messman
MKR Group
323.468.2300